Exhibit 28 (j) (1) under Form N-1A
Exhibit (23) under Item 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in each Prospectus and "Independent Registered Public Accounting Firm" in each Statement of Additional Information in Post-Effective Amendment Number 240 to the Registration Statement (Form N-1A, No. 33-31602) of Federated Hermes Money Market Obligations Trust, and to the incorporation by reference of our reports dated September 23, 2021 on Federated Hermes Trust for U.S. Treasury Obligations, Federated Hermes Institutional Money Market Management, Federated Hermes Capital Reserves Fund, and Federated Hermes Government Reserves Fund (four of the portfolios constituting Federated Hermes Money Market Obligations Trust) included in the Annual Shareholder Reports for the fiscal year ended July 31, 2021.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

September 23, 2021